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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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/X/  Soliciting Material Pursuant to Section 240.14a-12

                         Del Global Technologies Corp.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO] DEL GLOBAL TECHNOLOGIES CORP.

                              FOR IMMEDIATE RELEASE
                              ---------------------

                 DEL GLOBAL TECHNOLOGIES APPOINTS NEW DIRECTORS
                 ----------------------------------------------

                   Assures Independent Governance And Brings
                    Seasoned Business Leadership To Company

                     COMPANY ALSO COMMENTS ON PROXY CONTEST
                     --------------------------------------

VALHALLA, NY, April 11, 2003 - Del Global Technologies Corp. (DGTC) ("Del") today announced the retirement of long-serving directors James Tiernan and David Michael, as well as the appointment of three new independent directors to its Board.

Commenting on the changes, Del Global President and Chief Executive Officer Samuel E. Park said, "Jim and David helped steer the Company through some very difficult times in the last two years. We appreciate their leadership and resilience during this recovery period. I wish them both well in the future."

The three new directors are Frank Brady, Glenda Burkhart and Steve Wertheimer. "Frank, Glenda and Steve bring significant business credentials and seasoned leadership to Del Global's governance structure; they are eminently qualified to assure that shareholders' long-term interests are paramount in future strategic decisions affecting the Company. Importantly, they represent a clean break from Del's past; it is vital that an independent, capable and balanced Board of Directors centrally focused on protecting and advancing long-term shareholder interest be appointed. This represents another step change on our road to recovery," Mr. Park added.

Frank Brady will assume the chair of the Board, Ms. Burkhart will chair the Stock Option and Compensation Committee and Mr. Wertheimer will chair the Audit Committee. Current independent director, Edgar J. Smith Jr., will chair the Nominating and Governance Committee. Mr. Park is the fifth Board member. In establishing this structure, the Company assures strict governance standards: the position of the Chairman and the Chief Executive Officer are separate, four of five directors are independent, and only independent directors will sit on each Board committee. Del's Board of Directors increases to five members with this change.

Frank J. Brady is a co-founder and pro bono chairman of the Board of Trustees for Medical Missions for Children, an organization which uses telemedicine to assist underprivileged and seriously ill children. Mr. Brady spent his corporate career in the international market organizing projects and arranging financing for international business consortiums among major European, Asian and American companies. He also founded the School of Diplomacy and International Relations at Seton Hall University in alliance with the United Nations.

Glenda K. Burkhart is a partner of Deltech Consulting Group, a management consulting firm. Previously she was Vice President for Operations and Planning for the Andrew W. Mellon Foundation and held executive management positions at Readers' Digest Association, Millipore Corporation, Exxon Chemical and worked as a consultant for Bain & Company.

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Del Global Technologies                                                   Page 2
April 11, 2003
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Stephen N. Wertheimer is a Managing Director of W Capital Partners, a firm that specializes in the acquisition and management of portfolios of private equity investments acquired from corporations and institutions in the secondary market. Previously he held executive management positions at Bank America, First
Chicago, PaineWebber and CRT Capital Group.

"Frank, Glenda and Steve are globally experienced executives who bring significant business experience from large private and public companies to Del's Board. As well as independence, they will bring strategic business and industry insight, organizational acuity, and financial expertise to the Board. Ed and I look forward to working with them as we assure Company strategies are aligned with shareholder long-term interests," commented Mr. Park.

Existing independent director Ed Smith has been a member of Del Global's Board since December 2002. He was Vice President, General Counsel and Secretary of Witco Corporation from 1998 until his retirement in 1999. Previously Mr. Smith had been Vice President, General Counsel and Secretary of General Signal Corporation. Both were NYSE traded companies.

Sam Park joined Del in May 2001 following the discovery of serious financial irregularities and the dismissal of the prior Chief Executive Officer and Chairman. Before joining Del, he was President and Founder of the Hibernian Consulting Group, which specialized in helping clients increase the value of their companies; President-Americas, Process Equipment Division, of United Utilities Ltd., serving the water and wastewater equipment markets worldwide; and President of Leeds and Northrup (a unit of General Signal), an international manufacturer of high technology electronic instrumentations, sensors and complex large-scale process control systems. Prior to that, Mr. Park held various executive positions with both General Electric Company and General Signal Corporation.

PROXY CONTEST

The Company also commented on its pending proxy contest and announced that discussions between the Company and a shareholder activist group had broken down. The group, which owns approximately 12% of the Company and includes Steel Partners II, L.P., an investment partnership controlled by Warren Lichtenstein, and private investment partnerships managed by David Wright, have filed a preliminary proxy statement designed to take over control of the Company's Board at Del's annual meeting of shareholders scheduled for May 14, 2003.

The Company, which is led by an entirely new management team, tried to reach agreement with the dissident group to prevent a costly and distracting proxy battle. "Despite our best good faith efforts, it has become increasingly obvious that this is simply a blatant attempt to take over the Company while paying no premium at all to our shareholders," commented Mr. Park.

In the next several days, the Company will be filing its preliminary proxy statement in preparation for the shareholder meeting. This proxy will nominate its five-member Board of Directors for re-election and provide notice of other shareholder matters to be voted on at the shareholder meeting.

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Del Global Technologies                                                   Page 3
April 11, 2003
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"Over the last two years the new management team has restored the liquidity and financial condition of the Company and made the Company financially stable. We now expect the Company to return to profitability in the second half of Fiscal 2003, absent unforeseen expenses," Mr. Park said. "It is vital to assure that our progress is not interrupted; it is equally important that the shareholders appoint a seasoned, balanced and globally experienced independent Board of Directors centrally focused on continuing our momentum and protecting and advancing longterm shareholder interest," he added.

Since discovery of serious irregularities in late 2000, Del has appointed an entirely new senior executive team, re-staffed much of its management structure, and realigned its cost base by consolidating facilities and integrating operations to restore the Company to profitability. The Company has improved its liquidity position by arranging a $10 million credit facility, settled the shareholder class action litigation against the Company, and reached an agreement in principle with the SEC regarding its investigation into financial statements filed by the previous management team. Despite the challenging economic environment and the Company's difficult recent history, revenues grew by 6% in the last fiscal year, and grew 7% for the six months ending January 2003, versus the prior year. For Fiscal 2002 cash flow from operations improved from a negative $5.8 million to a positive $6.3 million, and for the first half of Fiscal 2003 increased to $5.7 million, versus $4.3 million in the same period of the prior year.

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of cost-effective medical imaging and diagnostic systems consisting of stationary and portable x-ray systems, radiographic/fluoroscopic systems, dental imaging systems and proprietary high-voltage power conversion subsystems for medical and other critical industrial applications. Industrial applications for which Del supplies power subsystems include airport explosives detection, analytical instrumentation, semiconductor capital equipment and energy exploration.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, the ability of the Company to implement its business plan, management changes, changing industry and competitive conditions, obtaining anticipated operating efficiencies, securing necessary capital facilities, favorable determinations in various legal and regulatory matters and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

Del Global will file shortly with the Securities and Exchange Commission a preliminary proxy statement relating to the solicitation of proxies with respect to the Del Global 2003 annual meeting of shareholders. Del Global will file

Del Global Technologies                                                   Page 4
April 11, 2003
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with the Commission, and will furnish to its shareholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they will contain important information.

Del Global and the directors and certain of the executive officers of Del Global may be deemed to be participants in the solicitation of proxies in respect of electing the board of directors of Del Global at the 2003 annual meeting of stockholders. Additional information with respect to the beneficial ownership of those executive officers and directors of Del Global common stock is set forth in the preliminary proxy statement to be filed by Del Global with the Commission.

Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by Del Global with the Commission at the Commission's website at http://www.sec.gov. You may also access a copy of Del Global's preliminary proxy statement and definitive proxy statement (when it is available) by accessing http://www.delglobaltech.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Georgeson Shareholder Communications Inc. toll free at (800) 545-1782 (banks and brokers call collect at (212) 440-9800).

CONTACTS:

DEL GLOBAL TECHNOLOGIES CORP.

Samuel E. Park, President and Chief Executive Officer

Thomas V. Gilboy, Chief Financial Officer

(914) 686-3600

MEDIA

The Abernathy MacGregor Group, Inc.

Steve Frankel

(212) 371-5999

INVESTORS

Georgeson Shareholder Communications Inc.

(800) 545-1782